EXHIBIT 15

Board of Directors and Stockholders

Russell Corporation

We are aware of the incorporation by reference in this Registration Statement (Form S-8) of Russell Corporation for the registration of $10,000,000 of unsecured deferred compensation obligations in connection with the Russell Corporation Flexible Deferral Plan of our reports dated May 5, 2005 and August 2, 2005, relating to the unaudited condensed consolidated interim financial statements of Russell Corporation that are included in its Forms 10-Q for the quarters ended April 3, 2005 and July 3, 2005.

/s/ Ernst & Young LLP

Atlanta, Georgia
August 11, 2005